Exhibit 99.1

Ur-Energy Releases 2019 Q3 Results

Littleton, Colorado (PR Newswire – November 1, 2019) Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (“Company” or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended September 30, 2019, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and Canadian securities authorities at www.sedar.com.

Ur-Energy CEO, Jeff Klenda, said, “With $6.6 million in cash at October 31, 90,000 pounds U3O8 to be sold in December at $60 per pound, and the benefit of our renegotiated State Bond Loan, we expect to enter 2020 with a strong cash position and nearly 250,000 pounds of product in inventory, ready to sell. We find ourselves in the enviable position of awaiting the outcome of the U.S. Nuclear Working Group without the need for near-term financing. With the continued support of the State of Wyoming and Sweetwater County, which we greatly appreciate, we will defer six quarters’ principal payments on the State Bond Loan, while continuing to make quarterly interest payments. The deferred payments, beginning with the October 1 payment, represent approximately $8 million savings for that period. Considering our financial position and the ability to ramp-up our operating, low-cost Lost Creek mine quickly and cost-efficiently, we have a distinct advantage over our peers.”

Inventory, production and sales figures for the Lost Creek Project are presented in the following tables:

Production and Production Costs	Unit	2019 Q3	2019 Q2	2019 Q1	2018 Q4	2019 YTD

Pounds captured	lb	7,256	13,146	22,551	48,304	42,953
Ad valorem and severance tax	$000	$(14)	$17	$57	$30	$60
Wellfield cash cost (1)	$000	$210	$264	$250	$459	$724
Wellfield non-cash cost (2)	$000	$611	$612	$612	$400	$1,835
Ad valorem and severance tax per pound captured	$/lb	$(1.93)	$1.29	$2.53	$0.62	$1.40
Cash cost per pound captured	$/lb	$28.94	$20.08	$11.09	$9.50	$16.86
Non-cash cost per pound captured	$/lb	$84.21	$46.55	$27.14	$8.28	$42.72

Pounds drummed	lb	9,367	13,296	21,015	53,654	43,678
Plant cash cost (3)	$000	$1,045	$1,134	$1,318	$1,154	$3,497
Plant non-cash cost (2)	$000	$490	$490	$480	$484	$1,460
Cash cost per pound drummed	$/lb	$111.56	$85.29	$62.72	$21.51	$80.06
Non-cash cost per pound drummed	$/lb	$52.31	$36.85	$22.84	$9.02	$33.43

Pounds shipped to conversion facility	lb	37,710	—	—	67,040	37,710
Distribution cash cost (4)	$000	$12	$27	$6	$47	$45
Cash cost per pound shipped	$/lb	$0.32	$-	$-	$0.70	$1.19

Pounds purchased	lb	122,500	100,000	97,500	-	320,000
Purchase costs	$000	$3,391	$2,795	$2,681	$-	$8,867
Cash cost per pound purchased	$/lb	$27.68	$27.95	$27.50	$-	$27.71

Notes:

1.	Wellfield cash costs include all wellfield operating costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expenses and are not included in wellfield operating costs.
2.	Non-cash costs include the amortization of the investment in the mineral property acquisition costs and the depreciation of plant equipment, and the depreciation of their related asset retirement obligation costs. The expenses are calculated on a straight-line basis, so the expenses are typically constant for each quarter. The cost per pound from these costs will therefore typically vary based on production levels only.
3.	Plant cash costs include all plant operating costs and site overhead costs.
4.	Distribution cash costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Sales and cost of sales	Unit	2019 Q3	2019 Q2	2019 Q1	2018 Q4	2019 YTD

Pounds sold	lb	122,500	265,000	97,500	-	485,000
U3O8 sales	$000	$5,115	$11,477	$4,812	$-	$21,404
Average contract price	$/lb	$41.76	$43.31	$49.35	$-	$44.13
Average spot price	$/lb	$-	$-	$-	$-	$-
Average price per pound sold	$/lb	$41.76	$43.31	$49.35	$-	$44.13

U3O8 cost of sales (1)	$000	$7,515	$11,163	$5,146	$50	$23,824
Lower of cost or NRV adjustment		$(4,087)	$(2,137)	$(1,965)	$(50)	$(8,189)
U3O8 cost of sales		$3,428	$9,026	$3,181	$-	$15,635
Ad valorem and severance tax cost per pound sold	$/lb	$-	$1.52	$1.52	$-	$1.52
Cash cost per pound sold	$/lb	$-	$23.95	$23.86	$-	$23.93
Non-cash cost per pound sold	$/lb	$-	$12.38	$12.36	$-	$12.38
Cost per pound sold - produced	$/lb	$-	$37.85	$37.74	$-	$37.83
Cost per pound sold - purchased	$/lb	$27.98	$27.80	$27.50	$-	$27.83
Total average cost per pound sold	$/lb	$27.98	$34.06	$32.63	$-	$32.24

U3O8 gross profit	$000	$1,687	$2,451	$1,631	$-	$5,769
Gross profit per pound sold	$/lb	$13.78	$9.25	$16.72	$-	$11.89
Gross profit margin	%	33.0%	21.4%	33.9%	0.0%	26.9%

Ending Inventory Balances
Pounds
In-process inventory	lb	8,074	10,221	10,595	9,134
Plant inventory	lb	13,526	41,871	28,574	7,559
Conversion facility inventory produced	lb	199,411	161,700	327,053	375,803
Conversion facility inventory purchased	lb	48,750	48,750	48,750	-
Total inventory	lb	269,761	262,542	414,972	392,496

Total cost
In-process inventory	$000	$-	$-	$-	$160
Plant inventory	$000	$384	$1,638	$1,259	$345
Conversion facility inventory produced	$000	$5,721	$6,134	$12,352	$14,187
Conversion facility inventory purchased	$000	$1,252	$1,355	$1,341	$-
Total inventory	$000	$7,357	$9,127	$14,952	$14,692

Cost per pound
In-process inventory	$/lb	$-	$-	$-	$17.52
Plant inventory	$/lb	$28.39	$39.12	$44.06	$45.64
Conversion facility inventory produced	$/lb	$28.69	$37.93	$37.77	$37.75
Conversion facility inventory purchased	$/lb	$25.68	$27.80	$27.50	$-

Note:

[1]	U3O8 cost of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Cost table) adjusted for changes in inventory values and excludes NRV.

During the quarter we sold 122,500 purchased pounds under term contracts at an average price of $41.76 per pound.

For the quarter, our uranium cost of sales totaled $3.4 million which all related to purchased inventory. In 2019 Q3, we purchased 122,500 pounds at an average price of $27.68 per pound. As we already had some purchased inventory, the blended cost was $27.98 per pound sold.

Excluding the NRV adjustment of $4.1 million, the gross profit from uranium sales for 2019 Q3 was $1.7 million, which represents a gross profit margin of approximately 33%.

Total Cost Per Pound Sold Reconciliation (1)	Unit	2019 Q3	2019 Q2	2019 Q1	2018 Q4	2019 YTD

Cost of sales per financial statements		$7,515	$11,163	$5,146	$50	$23,824
Less adjustments reflecting the lower of cost or NRV		$(4,087)	$(2,137)	$(1,965)	$(50)	$(8,189)
U3O8 cost of sales		$3,428	$9,026	$3,181	$-	$15,635

Ad valorem & severance taxes	$000	$(14)	$17	$57	$30	$60
Wellfield costs	$000	$821	$876	$862	$859	$2,559
Plant and site costs	$000	$1,535	$1,624	$1,798	$1,638	$4,957
Distribution costs	$000	$12	$27	$6	$47	$45
Inventory change	$000	$(2,354)	$3,702	$(883)	$(2,574)	$465
Cost of sales - produced	$000	$—	$6,246	$1,840	$—	$8,086
Cost of sales - purchased	$000	$3,428	$2,780	$1,341	$—	$7,549
Total cost of sales	$000	$3,428	$9,026	$3,181	$—	$15,635

Pounds sold produced	lb	—	165,000	48,750	-	213,750
Pounds sold purchased	lb	122,500	100,000	48,750	-	271,250
Total pounds sold	lb	122,500	265,000	97,500	-	485,000

Average cost per pound sold - produced	$/lb	$-	$37.85	$37.74	$-	$37.83
Average cost per pound sold - purchased	$/lb	$27.98	$27.80	$27.50	$-	$27.83
Total average cost per pound sold	$/lb	$27.98	$34.06	$32.63	$-	$32.24

Note:

1.	The cost of sales per the financial statements includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated realizable value are charged to the cost of sales per the financial statements as adjustments reflecting the lower of cost or NRV. These adjustments are excluded from U3O8 cost of sales because they relate to the pounds of U3O8 in ending inventories and do not relate to the pounds of U3O8 sold during the period.

Continuing Guidance for 2019

In 2019, we expect to deliver 665,000 pounds related to term contracts at an average price of approximately $48 per pound. Through September 30, 2019, we have sold 485,000 pounds of U3O8 at an average price of $44.13 and in Q3 we sold 122,500 pounds at $41.76 for $5.1 million in gross sales. Our remaining 2019 contractual sales commitment is 180,000 pounds in Q4 at an expected average price of $60 per pound, of which 90,000 pounds were sold October 1, 2019.

For 2019, we put in place purchase contracts for 500,000 pounds at an average cost of $26 per pound. Our remaining 2019 purchase contract commitment is 180,000 pounds in Q4 at an expected average cost of $24 per pound.

Gross profits from uranium sales are expected to be approximately $6.3 million in Q4 excluding any net realizable value adjustments, which represent a gross profit margin of approximately 59%.

As at October 31, 2019, our unrestricted cash position was $6.6 million after collection of the October 1, 2019 sales proceeds.

At the end of the third quarter of 2019, the average spot price of U3O8, as reported by UxC, LLC and TradeTech, LLC, had climbed slightly to approximately $25.68 per pound in a market lagging because of low volumes and uncertainty over the Working Group recommendations.

Clearly, market fundamentals have not changed sufficiently to warrant further development of MU2. As a result, we do not anticipate any additional development for the remainder of this year, and we have reduced our production guidance to between 40,000 and 50,000 pounds at Lost Creek.

In response to the persistently weak uranium market, which continued as we awaited the outcome of the Section 232 Trade Action and, subsequently, as we await the outcome of the U.S. Nuclear Working Group, we took aggressive measures to control costs.

In 2017, we deliberately slowed development activities at MU2, reduced costs, focused on enhancing production efficiencies from our operating MU1 header houses and complemented our production with cost-effective purchases of uranium. In 2018, we implemented further cost reductions, purchased 100% of the uranium necessary to meet our 2018 contractual commitments, and increased our ending inventory position.

In the first half of 2019, we suspended further MU2 development activities, secured purchase contracts for 500,000 pounds of uranium at favorable prices, and sold 165,000 pounds related to 2020 obligations under existing term agreements. More recently, in response to the President’s July 2019 decision regarding the Section 232 Trade Action, we once again took aggressive cost cutting measures in the form of additional staffing cuts and a renegotiation of the State Bond Loan to defer principal payments for 18 months. Additionally, we put in place purchase contracts for our 2020 contractual commitments, which leaves our nearly 250,000 pounds of finished inventory available for sale at our discretion.

The President’s July 12, 2019 Memorandum established a Working Group to develop recommendations for reviving and expanding domestic uranium production. Currently, the Working Group is slated to report its recommendations back to the President at or about November 9, 2019. There can be no certainty of the outcome of the Working Group’s findings and recommendations, if any, or the impact of actions taken in response to those findings and recommendations or the President’s Memorandum, and therefore the outcome of this continuing process and its effects on the U.S. uranium market is uncertain.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped approximately 2.5 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and to construct and operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO

+1 720.981.4588

Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations; the impact of the President’s announcement to not take any action to adjust trade to preserve the domestic uranium mining industry; what recommendations will be made by the Working Group for the revival and expansion of domestic nuclear fuel production and the timing and impact of those recommendations, if any; projected sales and costs of sales; whether the cost-savings measures taken will be sufficient and will permit the Company to avoid further near-term dilution to shareholders; and the ability and timing to ramp up when market conditions warrant) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, fluctuations in commodity prices; capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.